Q3 2024 | November 7, 2024 SHAREHOLDER LETTER

DEAR UNITY SHAREHOLDERS To Our Shareholders: It’s a privilege to address you once again on behalf of my colleagues around the world. We are at the beginning of a period of meaningful and productive change at Unity. The enthusiasm and excitement generated thus far, both inside and outside the Company, has been enormously encouraging. We saw real progress on our plan during the third quarter, and are looking forward to the transformational work ahead. Unity is the only company we know of that can deliver value to developers of games and interactive experiences across the entire lifecycle, from prototyping to live service operation right through user acquisition and monetization. That capability, and its connection to the 3B monthly downloads of applications created with Unity, positions us well to become the global platform of choice. As we continue to improve our ability to leverage data to provide measurable increases in stability, speed, efficiency, innovation, and ROI to our customers, we believe Unity will continue to prosper. Last quarter, we told you we’d focus on fostering a culture of execution and discipline, accelerating the pace of product innovation, and strengthening the bond with our customers and community. And that’s just what we did. The cancellation of the Runtime Fee for gaming customers, the reversion to a subscription-based model, and the introduction of price increases that customers could embrace has unblocked renewals and accelerated new relationships. Then we delivered Unity 6, the best performing, most stable version of Unity we’ve ever shipped, and outlined a new upgrade philosophy which is designed to enable customers to upgrade to new features without sacrificing stability. The combination of a new approach, new pricing, and new software has begun to change the decision calculus. When developers choose Unity, they’re potentially building a business on top of our platform for decades — and we’re dedicated to making that choice easier every day. © 2024 Unity Technologies U N I T Y . C O M | 2

We also told you that adding world class talent to the team was going to be critical. In October we announced the hiring of a new Chief Technology Officer, Steve Collins, who brings decades of experience in game development (he was CTO at King, the studio behind hits like Candy Crush); engines (he was the co- founder and CTO of Havok, the pioneering physics engine that helped define modern gaming); and marketing technology (he was the CTO of Swrve, a real- time marketing automation cloud for mobile apps). Today, we’re equally excited to announce that we’ve hired a new Chief Financial Officer, Jarrod Yahes, who begins full time with us on January 1. Jarrod joins Unity from Shutterstock, where he has served as CFO for the past five years, helping to drive the company’s portfolio expansion into 3D content, data monetization, and digital advertising while emphasizing revenue growth and profitability. Steve and Jarrod join a new management team that has the quality and depth of experience to carry us through the exciting work ahead. Finally, we talked last quarter about embarking on a fundamental rebuild of our machine learning stack and data infrastructure designed to enhance the return on investment we’re able to deliver to our advertising customers. We’re happy to report great progress on that work, which is already in testing on live data. We’re very encouraged by the early results we’re seeing. We believe that our new data platform will not only drive performance improvements in user acquisition and monetization, but also surface insights critical to game production and live service management, where understanding consumer behavior is core to being able to build and operate great games. These investments are core to our vision of a unified platform that can deliver for our customers across the full lifecycle of game development. © 2024 Unity Technologies U N I T Y . C O M | 3

THIRD QUARTER RESULTS Third quarter results exceeded our guidance for both revenue of our strategic portfolio and Adjusted EBITDA. Revenue from our strategic portfolio was $429 million, down 2% year-over-year, as compared to guidance of $415 to $420 million. Our net loss for the quarter was $125 million, as compared to net loss of $125 million in the third quarter of 2023 and net loss of $126 million in the second quarter of this year. Adjusted EBITDA for the total company for the quarter was $92 million, compared to guidance of $75 to $80 million. Adjusted EBITDA for the total company was $94 million in the same quarter last year (excluding customer credits of $37 million as described in our shareholder letter for the year ended December 31, 2023. Third quarter Create Solutions revenue from our strategic portfolio was $132 million, up 5% year-over-year, and up 2% quarter-over-quarter. The year-over- year increase was driven by a 12% growth in subscriptions revenue, as customers upgraded and renewed at increased prices.1 The quarter-over- quarter increase was also driven primarily by subscription growth. Grow Solutions revenue from our strategic portfolio in the third quarter was $298 million, down 5% year-over-year and up 1% quarter-over-quarter. Revenue for the total company for the third quarter was $447 million, down 18% year-over-year driven by decreases in Grow Solutions revenue and our portfolio reset. During the third quarter, revenue from our non-strategic portfolio was $17 million, down 84% year-over-year as a result of our portfolio reset. We expect revenue from our non-strategic portfolio in the fourth quarter to continue to decline compared to the third quarter. © 2024 Unity Technologies U N I T Y . C O M | 4 1 Create Solutions revenue for the total company and Grow Solutions revenue for the total company were $147 million and $299 million, respectively. Our subscriptions include revenue associated with support we provide our customers as part of their subscriptions and is inclusive of China.

PRODUCT FOCUS In September, after months of listening to customers, partners, and our community, we announced the cancellation of the Runtime Fee and a reversion to our existing seat-based subscription model for all gaming customers. We also introduced pricing changes, effective January 1, 2025, which will apply to all new and existing Unity Pro and Enterprise customers upon purchase, renewal, or upgrade. Since announcing these decisions, we’ve seen a positive trend in renewals and an increase in early adoption of Unity 6. The future financial impact on our Create subscription revenues will be dependent on the timing of renewals and contract negotiations with our Enterprise customers but we believe that, over time, these pricing changes will help us to drive consistent revenue growth in the double digit range for our core subscription business. In October, we launched Unity 6, the most stable and best performing version of Unity. Unity 6 is designed to enable the creation of better games, built more quickly and more efficiently than ever before. Built, tested, and refined in production environments in partnership with developers, Unity 6 marks a shift in how we’ll approach our development cycle moving forward. The key will be in maintaining a better and more consistent feedback loop that will ensure we deliver tools that make a tangible difference for our customers every day. Some of the new features in Unity 6 include end-to-end multiplayer workflows that speed development of connected games; tools that enable developers to reach even more players by targeting mobile web; and with new graphics capabilities that move workloads from the CPU to the GPU we have seen CPU computation time improvements of up to 4X, dropping from from 40 milliseconds to 10 milliseconds per computation in internal stress tests. Bringing cross-platform 3D visualization to market segments outside of gaming is a major focal point of our strategy, and remains the fastest growing segment of our subscription business. We are beginning to achieve global scale through partnerships with global system integrators (GSIs), distributors and value- added resellers (VARs) in every region. New Unity customers in the quarter include Dutch airline KLM and Deutsche Bahn, the national railway company of Germany. KLM used Unity to build a VR cockpit training application that allows pilots to practice, hone their skills and enhance situational awareness. By using Unity, the airline achieved significant reductions in iteration time, full immersion for trainees using the latest headset technology, and enhanced quality and customization of training scenarios. Deutsche Bahn used Unity to build guided customer experiences in AR to help passengers navigate transit changes, and created VR environments for staff training that include a fire safety training simulator for train operators and a railway interlocking system training © 2024 Unity Technologies U N I T Y . C O M | 5

simulator for train dispatchers. Finally, the pace of Product releases in our Grow business also accelerated, highlighted by efforts to increase the scale and quality of users acquired, fine tune automated ROAS campaigns on our ad networks, and build diversity and effectiveness of ad placements. We’ve also continued to invest in our Ad Quality product, which gives publishers critical transparency into how the ads running inside their apps and games impact user engagement, and the tools to immediately shut off those that are having a negative impact. All of this work continues alongside the more fundamental data infrastructure and machine learning work being prepared for a 2025 launch. © 2024 Unity Technologies U N I T Y . C O M | 6

GUIDANCE2 For the fourth quarter, we are guiding revenue for our strategic portfolio to $422 to $427 million. We are guiding Adjusted EBITDA to $79 to $84 million for the total company. We are raising guidance for the full year due to better than expected performance in Q3, with full year revenue guidance for our strategic portfolio now at $1,703 to $1,708 million compared to $1,680 to $1,690 million previously and Adjusted EBITDA of $363 to $368 million compared to $340 to $350 million previously. We closed the third quarter with 488 million fully-diluted shares as compared to our third quarter fully diluted share count in guidance of 488 million. We expect 488 million fully diluted shares at the end of the fourth quarter. © 2024 Unity Technologies U N I T Y . C O M | 7 2 These statements are forward-looking and actual results may differ materially. Refer to the “Cautionary Statement Regarding Forward-Looking Statements” safe harbor section below for information on the factors that could cause our actual results to differ materially from these forward-looking statements. We have not reconciled our estimates for non-GAAP financial measures to GAAP due to the uncertainty and potential variability of expenses that may be incurred in the future. As a result, a reconciliation is not available without unreasonable effort and we are unable to address the probable significance of the unavailable information. We have provided a reconciliation of other GAAP to non-GAAP financial measures in the financial statement tables for our third quarter non-GAAP results included in this shareholder letter.

CONCLUDING THOUGHTS The entire gaming ecosystem functions better when Unity is delivering on its commitment to provide developers and publishers what they need to make and market great games. While we’re just at the beginning of our journey to transform the Company, we’re energized by our progress and the response from our customers and the community. The opportunity is clear, the market wants us to succeed, and we believe we have everything we need to deliver consistent, sustainable growth and profitability in the years ahead. As always, our deepest gratitude goes out to our customers, partners, employees, and investors for their unwavering support. Warm regards, Matt Bromberg President and Chief Executive Officer © 2024 Unity Technologies U N I T Y . C O M | 8

APPENDIX Cautionary Statement Regarding Forward-Looking Statements This shareholder letter and the earnings call referencing this shareholder letter contain “forward-looking statements,” as that term is defined under federal securities laws, including, but not limited to, statements regarding Unity’s outlook and future financial performance, including: (i) Unity’s ability to position itself as the gaming platform of choice; (ii) the efficacy of Unity’s efforts to leverage data to provide measurable increases in stability, speed, efficiency, innovation and ROI to its customers; (iii) that Unity will prosper; (iv) that customer relationships will improve, unblocking renewals and accelerating new relations; (v) Unity’s fundamental rebuild of its machine learning stack and data infrastructure; and (vi) Unity’s financial guidance for the fourth quarter and full year 2024. The words “aim,” “believe,” “may,” “will,” “estimate,” “continue,” “intend,” “expect,” “plan,” “project,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Risks include, but are not limited to, those related to: (i) the impact of macroeconomic conditions, such as inflation, high interest rates, and limited credit availability which could further cause economic uncertainty and volatility; (ii) competition in the advertising market and Unity’s ability to compete effectively; (iii) ongoing restrictions related to the gaming industry in China; (iv) ongoing geopolitical instability, particularly in Israel, where a significant portion of the Grow Solutions operations is located; (v) Unity’s ability to recover or reengage its customers, or attract new customers; (vi) the impact of any decisions to change how Unity prices its products and services; (vii) Unity’s ability to achieve and sustain profitability; (viii) Unity’s ability to retain existing customers and expand the use of its platform; (ix) Unity’s ability to further expand into new industries and attract new customers; (x) the impact of any changes of terms of service, policies or technical requirements from operating system platform providers or application stores which may result in changes to Unity or its customers’ business practices; (xi) Unity’s ability to maintain favorable relationships with hardware, operating system, device, game console and other technology providers; (xii) breaches in its security measures, unauthorized access to its platform, data, or its customers’ or other users’ personal data; (xiii) Unity’s ability to manage growth effectively and manage costs effectively; (xiv) the rapidly changing and increasingly stringent laws, regulations, contractual obligations and industry standards that relate to privacy, data security and the protection of children; (xv) the effectiveness of the company reset; and (xvi) Unity’s ability to successfully transition executive leadership. Further information on these and additional risks that could affect our results is included in our filings with the Securities and Exchange Commission (SEC), including our Quarterly Report on Form 10-Q, filed with the SEC on November 7, 2024, and our future reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. Copies of reports filed with the SEC are available on the Unity Investor Relations website. Statements herein speak only as of the date of this release, and Unity assumes no obligation to, and does not currently intend to, update any such forward- looking statements after the date of this release except as required by law. About Non-GAAP Financial Measures To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP) we use certain non-GAAP financial measures, as described below, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe the following non-GAAP measures are useful in evaluating our operating performance. We are presenting these non- GAAP financial measures because we believe, when taken collectively, they may be helpful to investors because they provide consistency and comparability with past financial performance. However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. As a result, our non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for our consolidated financial statements presented in accordance with GAAP. © 2024 Unity Technologies U N I T Y . C O M | 9

APPENDIX

We define Adjusted EBITDA as GAAP net income or loss excluding benefits or expenses associated with stock-based compensation, amortization of acquired intangible assets, depreciation, restructurings and reorganizations, interest, income tax, and other non-operating activities, which primarily consist of foreign exchange rate gains or losses. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of revenue. We define adjusted gross profit as GAAP gross profit excluding expenses associated with stock-based compensation, amortization of acquired intangible assets, depreciation, and restructurings and reorganizations.

We define adjusted gross margin as adjusted gross profit as a percentage of revenue. We define non-GAAP research and development expense as research and development expense, excluding expenses associated with stock-based compensation, amortization of acquired intangible assets, depreciation, and restructurings and reorganizations. We define non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding expenses associated with stock-based compensation, amortization of acquired intangible assets, depreciation, and restructurings and reorganizations. We define non-GAAP general and administrative expense as general and administrative expense excluding expenses associated with stock-based compensation, depreciation, and restructurings and reorganizations. We define free cash flow as net cash provided by operating activities less cash used for purchases of property and equipment.

Adjusted EBITDA Reconciliation $ in thousands	2023		2024		
	Q3	Q4	Q1	Q2	Q3
Revenue	**$544,210**	**$609,268**	**$460,380**	**$449,259**	**$446,517**
GAAP net loss	**(125,310)**	**(253,985)**	**(291,478)**	**(125,738)**	**(124,548)**
Add:					
Stock-based compensation expense	147,177	180,953	139,888	113,766	105,271
Amortization of intangible assets expense	99,220	219,647	87,957	88,432	88,517
Depreciation of property and equipment	11,977	12,606	13,853	12,977	14,083
Restructuring and reorganization costs	—	31,396	211,746	27,714	10,997
Interest expense	6,154	6,155	6,035	5,829	5,839
Interest income and other expense, net	(16,013)	(20,840)	(76,643)	(10,457)	(15,350)
Income tax expense	7,771	9,710	(12,843)	946	6,913
Adjusted EBITDA	**$130,976**	**$185,642**	**$ 78,515**	**$113,469**	**$ 91,722**
GAAP net loss margin	*(23%)*	*(42%)*	*(63%)*	*(28%)*	*(28%)*
Adjusted EBITDA margin	*24%*	*30%*	*17%*	*25%*	*21%*

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GAAP gross profit $ 334,463 $ 392,861 Add: Stock-based compensation expense 10,334 19,591 Amortization of intangible assets expense 27,293 35,191 Depreciation expense 2,265 2,892 Restructuring and reorganization costs 77 — Adjusted gross profit $ 374,432 $ 450,535 GAAP gross margin 75% 72% Adjusted gross margin 84% 83% Operating expenses reconciliation Research and development GAAP research and development expense $ 215,197 $ 240,003 Stock-based compensation expense (57,971) (66,618) Amortization of intangible assets expense (17,592) (18,606) Depreciation expense (6,912) (5,940) Restructuring and reorganization costs (2,553) — Non-GAAP research and development expense $ 130,169 $ 148,839 GAAP research and development expense as a percentage of revenue 48% 44% Non-GAAP research and development expense as a percentage of revenue 29% 27% Sales and marketing GAAP sales and marketing expense $ 176,423 $ 194,000 Stock-based compensation expense (23,168) (35,075) Amortization of intangible assets expense (43,632) (45,423) Depreciation expense (2,956) (2,479) Restructuring and reorganization costs 869 — Non-GAAP sales and marketing expense $ 107,536 $ 111,023 GAAP sales and marketing expense as a percentage of revenue 40% 36% Non-GAAP sales and marketing expense as a percentage of revenue 24% 20% UNITY SOFTWARE, INC. Non-GAAP Reconciliation (In thousands) Three Months Ended September 30, 2024 2023 © 2024 Unity Technologies U N I T Y . C O M | 11

General and administrative GAAP general and administrative expense $ 69,989 $ 86,256 Stock-based compensation expense (13,798) (25,893) Depreciation expense (1,950) (666) Restructuring and reorganization costs (9,236) — Non-GAAP general and administrative expense $ 45,005 $ 59,697 GAAP general and administrative expense as a percentage of revenue 16% 16% Non-GAAP general and administrative expense as a percentage of revenue 10% 11% Free Cash Flow Net cash provided by operating activities $ 122,358 $ 120,053 Less: Purchases of property and equipment (7,151) (16,092) Free cash flow 115,207 103,961 Net cash provided by (used in) investing activities (19,651) (18,092) Net cash provided by (used in) financing activities 20,000 (226,950) UNITY SOFTWARE, INC. Non-GAAP Reconciliation (In thousands) Three Months Ended September 30, 2024 2023 © 2024 Unity Technologies U N I T Y . C O M | 12

UNITY SOFTWARE INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par share data) (Unaudited) As of September 30, 2024 December 31, 2023 Assets Current assets: Cash and cash equivalents $ 1,405,276 $ 1,590,325 Accounts receivable, net 576,436 611,723 Prepaid expenses and other 134,656 122,843 Total current assets 2,116,368 2,324,891 Property and equipment, net 108,085 140,887 Goodwill 3,166,304 3,166,304 Intangible assets, net 1,154,699 1,406,745 Other assets 180,399 204,614 Total assets $ 6,725,855 $ 7,243,441 Liabilities and stockholders' equity Current liabilities: Accounts payable $ 15,195 $ 14,517 Accrued expenses and other 289,340 307,704 Publisher payables 382,552 385,113 Deferred revenue 189,810 186,769 Total current liabilities 876,897 894,103 Convertible notes 2,238,083 2,711,750 Long-term deferred revenue 17,257 6,015 Other long-term liabilities 167,058 217,195 Total liabilities 3,299,295 3,829,063 Commitments and contingencies Redeemable noncontrolling interests 236,914 225,797 Stockholders' equity: Common stock, $0.000005 par value: Authorized shares - 1,000,000 and 1,000,000 Issued and outstanding shares - 402,578 and 384,872 2 2 Additional paid-in capital 6,799,899 6,259,479 Accumulated other comprehensive loss (2,987) (5,009) Accumulated deficit (3,613,217) (3,071,830) Total Unity Software Inc. stockholders' equity 3,183,697 3,182,642 Noncontrolling interest 5,949 5,939 Total stockholders' equity 3,189,646 3,188,581 Total liabilities and stockholders' equity $ 6,725,855 $ 7,243,441 © 2024 Unity Technologies U N I T Y . C O M | 13

UNITY SOFTWARE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
Revenue	$ 446,517	$ 544,210	$ 1,356,156	$ 1,578,049
Cost of revenue	112,054	151,349	365,316	472,140
Gross profit	334,463	392,861	990,840	1,105,909
Operating expenses				
Research and development	215,197	240,003	706,860	788,438
Sales and marketing	176,423	194,000	576,902	619,258
General and administrative	69,989	86,256	338,573	272,047
Total operating expenses	461,609	520,259	1,622,335	1,679,743
Loss from operations	(127,146)	(127,398)	(631,495)	(573,834)
Interest expense	(5,839)	(6,154)	(17,703)	(18,425)
Interest income and other income (expense), net	15,350	16,013	102,450	38,689
Loss before income taxes	(117,635)	(117,539)	(546,748)	(553,570)
Provision for (benefit from) Income taxes	6,913	7,771	(4,984)	18,767
Net loss	(124,548)	(125,310)	(541,764)	(572,337)
Net income (loss) attributable to noncontrolling interest and redeemable noncontrolling interests	191	(1,239)	(377)	(3,075)
Net loss attributable to Unity Software Inc.	(124,739)	(124,071)	(541,387)	(569,262)
Net loss	(124,548)	(125,310)	(541,764)	(572,337)
Other comprehensive income (loss), net of taxes:				
Change in foreign currency translation adjustment	7,412	(1,405)	2,558	(10,403)
Change in unrealized gains on derivative instruments	—	—	—	289
Comprehensive loss	$ (117,136)	$ (126,715)	$ (539,206)	$ (582,451)
Comprehensive income attributable to noncontrolling interest and redeemable noncontrolling interests:				
Net income (loss) attributable to noncontrolling interest and redeemable noncontrolling interests	191	(1,239)	(377)	(3,075)
Foreign currency translation attributable to noncontrolling interest and redeemable noncontrolling interests	1,501	(302)	536	(2,159)
Comprehensive loss attributable to noncontrolling interest and redeemable noncontrolling interests	1,692	(1,541)	159	(5,234)
Comprehensive loss attributable to Unity Software Inc.	$ (118,828)	$(125,174)	$ (539,365)	$(577,217)
Basic and diluted net loss per share attributable to Unity Software Inc.	$ (0.31)	$ (0.32)	$ (1.38)	$ (1.49)
Weighted-average shares used in computation of basic and diluted net loss per share	398,810	383,674	392,855	382,939

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UNITY SOFTWARE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
Operating activities				
Net loss	$ (124,548)	$ (125,310)	$ (541,764)	$ (572,337)
Adjustments to reconcile net loss to net cash provided by operating activities:				
Depreciation and amortization	102,600	111,023	305,819	331,662
Stock-based compensation expense	104,617	147,181	485,893	467,743
Gain on repayment of convertible note	—	—	(61,371)	—
Impairment of property and equipment	956	—	22,874	—
Other	(648)	10,036	14,735	11,557
Changes in assets and liabilities, net of effects of acquisitions:				
Accounts receivable, net	(2,603)	26,713	35,463	28,346
Prepaid expenses and other	7,866	(495)	(11,949)	22,354
Other assets	6,753	9,222	4,367	33,533
Accounts payable	550	3,637	90	568
Accrued expenses and other	24,934	9,706	(15,367)	(24,021)
Publisher payables	(5,701)	(37,690)	(2,561)	(37,362)
Other long-term liabilities	(12,146)	(21,460)	(46,782)	(59,262)
Deferred revenue	19,728	(12,510)	13,914	(40,184)
Net cash provided by operating activities	122,358	120,053	203,361	162,597
Investing activities				
Purchases of short-term investments	—	—	—	(212)
Proceeds from principal repayments and maturities of short-term investments	—	—	—	102,673
Purchases of non-marketable investments	—	(2,000)	—	(2,500)
Purchases of intangible assets	(12,500)	—	(12,860)	—
Purchases of property and equipment	(7,151)	(16,092)	(23,107)	(44,560)
Net cash provided by (used in) investing activities	(19,651)	(18,092)	(35,967)	55,401
Financing activities				
Repayments of convertible note	—	—	(414,999)	—
Repurchase and retirement of common stock	—	(250,000)	—	(250,000)
Proceeds from issuance of common stock from employee equity plans	20,000	23,050	57,302	64,994
Net cash provided by (used in) financing activities	20,000	(226,950)	(357,697)	(185,006)
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	11,464	(8,871)	2,004	(17,656)
Increase (decrease) in cash, cash equivalents, and restricted cash	134,171	(133,860)	(188,299)	15,336
Cash, cash equivalents, and restricted cash, beginning of period	1,281,797	1,654,884	1,604,267	1,505,688
Cash, cash equivalents, and restricted cash, end of period	**$ 1,415,968**	**$ 1,521,024**	**$ 1,415,968**	**$ 1,521,024**

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